Exhibit 10.2

December 3, 2015

Mr. Bruno Guilmart

Dear Bruno:

This Termination, Retrenchment and Loss of Office Letter Agreement (“Letter Agreement”) confirms our mutual understanding that your employment with the Company will cease on December 31, 2015 (the “Termination Date”).  On behalf of the Company, I would like to thank you for your significant contributions to the Company during your tenure.

In connection with your termination, retrenchment and loss of office, the Company will pay you severance for your termination and retrenchment for loss of office and provide you with the benefits provided under the Company’s Executive Severance Pay Plan. This Letter Agreement summarizes those severance and retrenchment and other benefits for loss of office.

The Company will pay you an amount equal to 24 months of your base salary (the “Severance for Retrenchment and Loss of Office Amount”), subject to the following conditions:  (i) you execute a general release in favor of the Company and its affiliates within 30 days of the receipt of the release and you do not revoke such release within 7 (seven) days of its execution (a copy of the release is enclosed with this Letter Agreement); (ii) you are not terminated for Cause (defined as intentional dishonesty or willful refusal to perform your duties) before the Termination Date; and (iii) you do not voluntarily terminate your employment before the Termination Date. If you fail to execute the general release or you timely revoke it, you will only be entitled to receive six (6) months of the Severance for Retrenchment and Loss of Office Amount which will be paid in equal installments on your regularly scheduled pay dates over six (6) months; otherwise, the Severance for Retrenchment and Loss of office Amount will be paid in twenty four (24) equal installments on your regularly scheduled pay dates (such 24-month period, the “Severance for Retrenchment and Loss of Office Period”)with the first pay date falling in the month immediately following receipt of the executed Release and its non-revocation within 7 days of execution. In the event of that the Company is acquired by a third party through an acquisition, takeover or merger during the Severance for Retrenchment and Loss of Office Period, any remaining portion of the Severance for Retrenchment and Loss of Office Amount due hereunder will be paid in a lump sum to you, in full satisfaction of the Company’s obligations hereunder, no later than seven (7) days prior to the completion of such acquisition, takeover or merger.

You will be eligible for the Fourth Quarter (Q4) Payment and Annual or 5th Payment under the terms of the Incentive Compensation Plan (“ICP”) for fiscal year 2015 based on the financial performance of the Company. You will not be entitled to any ICP payment for fiscal year 2016.

In view of your status as a Singapore Permanent Resident, please complete and return the attached Letter of Undertaking within 14 days so that the Company can assess the necessity to seek tax clearance with the Inland Revenue Authority of Singapore

Any entitlement to equity compensation with respect to any equity awards outstanding immediately prior to the Termination Date shall be determined in accordance with the terms of each applicable grant agreement and of the plan governing such equity awards. All unvested shares as of the Termination Date will be forfeited.

The Company will maintain and pay your ASFE-Mobility Benefit Plan through the Severance for Retrenchment and Loss of Office Period (through December 31, 2017).

The severance for retrenchment and loss of office arrangements, payments and benefits set forth in this Letter Agreement are in lieu of and not in addition to any other payments and benefits set forth in any policy or practice of the Company or any of its direct or indirect subsidiaries or in any other agreement between you and the Company or any direct or indirect subsidiary of the Company.

Please acknowledge you understand and agree with the arrangement described above by signing below and returning a copy of this Letter Agreement and the executed release.

Very truly yours,
/s/ JONATHAN CHOU
Jonathan Chou
Interim CEO & CFO

Accepted and Agreed:

/s/ BRUNO GUILMART
Bruno Guilmart
December 3, 2015
Date

RELEASE

This AGREEMENT is made as of this 3rd day of December, 2015, by and between Kulicke & Soffa Pte Ltd, (the “Company”), and Bruno Guilmart (the “Executive”).

1.Release. In further consideration of the compensation and benefits to be provided to the Executive pursuant to the Kulicke and Soffa Industries, Inc. Executive Severance Pay Plan dated August 2011 as further described in the Termination, Retrenchment and Loss of Office Letter Agreement between the parties dated December 3, 2015 (the “Letter Agreement”), Bruno Guilmart (the “Executive”) intending to be legally bound, hereby irrevocably and unconditionally releases and forever discharges Kulicke and Soffa Industries, Inc. and any and all of its parents, subsidiaries, affiliates, related entities, joint ventures (the “Company”) and each of its and their predecessors, successors, insurers, owners, stockholders, directors, officers, employees, attorneys, and other agents (“Released Parties”) of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have against the Released Parties, or any of them, that arose at any time before or upon his signing this Release, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon his signing this Release and any and all claims arising under any oral or written Company program, policy or practice, contract, agreement or understanding, any common-law principle of any jurisdiction, any federal, state or local statute or ordinance, with all amendments thereto including without limitation the National Labor Relations Act of 1947, the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the American With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Sarbanes-Oxley Act of 2002, the Pennsylvania Human Relations Act, and any other law of any jurisdiction that may apply. (All claims encompassed by this Paragraph are hereinafter referred to collectively as the “Claims.”) Notwithstanding the foregoing, the release set forth in this paragraph 1 does not apply to any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification (including expense reimbursement) under the Company’s organizational documents or the indemnification agreement between you and the Company.

2.    Covenant Not To Sue. Executive hereby represents and warrants that he has brought no complaint, claim, charge, action or proceeding against any of the Released Parties in any judicial, administrative or any other forum. Executive covenants to the fullest extent permitted by law that he will not lodge any formal or informal complaint in court, with any federal, state or local agency or in any other forum, whether or not arising out of or related to his employment by or the performance of any services to or on behalf of the Company or the termination of that employment or those series, seeking recovery based on any of the Claims released by this Release, but nothing in this Release shall prevent Executive from testifying as a witness or providing evidence if subpoenaed or ordered to testify before a court or agency.

3.    Termination of Employment. Executive agrees that his employment with the Company terminated on December 31, 2015 (“Termination Date”), and that he was paid on his Termination Date all salary and other compensation due through his last day worked, and was reimbursed for all business expenses incurred in the course of his employment.

4.     Return of Company and Personal Property. Executive shall return all property of the Company in his possession, custody, or control, including but not limited to all keys, cards, and badges, and the originals and all copies of any paper or electronic files, but Executive shall be allowed to keep the cell phone and Laptop provided to him by the Company but only if Executive first delivers the said cell phone and Laptop to the Company and allows the Company to inspect its contents and delete any files or software relating to the Company.

By signing this Release, Executive confirms that he has returned all such Company property, and that he has retrieved all personal property of his that is still in the Company’s possession, custody, or control.

5.     Cooperation. During the period following his Termination Date when Executive is receiving severance and retrenchment pay for loss of office from the Company, Executive shall be reasonably available to the Company during normal business hours to answer questions and provide information by phone and email concerning his former duties and responsibilities.

6.     Non-Disparagement. Executive shall refrain from making any false or disparaging comments about the Company and its personnel, products, and services in any form or medium, including but not limited to postings on any social media, blog, or website. The management of the Company shall likewise refrain from making any false or disparaging comments about Executive or his competence, qualifications, or character in any form or medium including but not limited to postings on any social media, blog, or website.

7.     Reference Checks. In responding to inquiries about Executive from prospective employers, the Company shall confirm only his dates of employment, title, and final rate of pay.

8.    Proprietary Information. Any existing agreements between Executive and Company concerning the ownership of inventions and discoveries, protection of trade secrets, and other intellectual property rights shall remain in full force and effect by their terms.

9.     Unfair Competition. Executive acknowledges and agrees that as condition to receiving the severance and retrenchment pay for loss of office and benefits outlined in the Letter Agreement between the parties dated December 3, 2015, he must refrain from engaging in unfair competition or solicitation of employees as required by the terms of the Executive Severance Plan.

10.     Knowing and Voluntary Agreement. Executive acknowledges that he has carefully read and fully understands all of the provisions and effects of this Release; that he is hereby advised to consult with an Attorney before signing this Release; that the Company has provided him with no less than forty-five days to decide whether or not to sign this Release; that the Company has provided him with no less than seven days within which to revoke this Release after signing it; that this Release will not take effect unless and until Executive has signed (and not revoked) this Release within those time periods; that Executive is voluntarily entering into this Release free of coercion and duress; and that neither the Company nor any of its agents or attorneys has made any representations or promises concerning the terms or effects of this Release.

If Executive chooses not to sign this Release, or to revoke his acceptance, Executive shall receive only the severance and retrenchment pay for loss of office provided under the Executive Severance Plan in such circumstances.

11.    Severability. If any provision of this Release is determined to be invalid or unenforceable, the remainder of this Release other than such provision shall not be affected and will remain in full force and effect, except that the Company shall have no further obligation to pay any severance and retrenchment pay for loss of office or benefits if Executive is relieved from complying with the Non-competition and Non-solicitation provisions of the Executive Severance Plan.

12.    Good Faith Settlement. This Release constitutes the good faith settlement of all claims or potential claims Executive may have against the Released Parties, or any of them, and is not and shall not in any way be construed as an admission of poor performance by Executive or wrongdoing by the Company.

13.     Complete Agreement. This Release (and the Letter Agreement and Executive Severance Pay Plan to the extent consistent with this Release) contain the complete agreement of the parties and supersede all other agreements and understandings.

14.    Effective Date. This Release shall become effective and enforceable, unless sooner revoked pursuant to Paragraph 10, on the eighth day after Executive signs this Release. Executive shall deliver this Release bearing his original signature to the Company at the following address:

Lisa Lim
Human Resource Department
Kulicke and Soffa Pte Ltd.
23A Serangoon North Avenue 5
#01-01 Singapore 554369

15.    Revocation. Executive may revoke this Release if, before 5:00 p.m. on the seventh day after Executive signs the Release, he delivers to the Company, at the address specified in Paragraph 14, written notice of his intent to revoke this Release.

IN WITNESS WHEREOF, intending to be legally bound, the undersigned has executed this Release this 3rd day of December, 2015.

/s/ BRUNO GUILMART
Bruno Guilmart